Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months		Year		Year		Year		Year		Year
	Ended		Ended		Ended		Ended		Ended		Ended
	September 30, 2014		December 31, 2013		December 31, 2012		December 31, 2011		December 31, 2010		December 31, 2009
Income From Continuing Operations	13,053,686		18,944,922		14,239,560		$13,736,137		$4,761,768		$10,018,746
Add:
Interest on indebtedness	5,328,216		5,739,303		4,552,930		3,678,884		3,215,554		3,042,652
Amortization of financing costs	779,860		735,424		581,353		277,934		245,444		267,210

Earnings	$19,161,762		$25,419,649		$19,373,843		$17,692,955		$8,222,766		$13,328,608
Fixed charges and preferred stock dividends:
Interest on indebtedness and capitalized interest	$5,549,626		$6,306,096		$4,701,984		$3,678,884		$3,534,789		$3,263,434
Amortization of financing costs	779,860		735,424		581,353		277,934		245,444		267,210
Fixed charges	6,329,486		7,041,520		5,283,337		3,956,818		3,780,233		3,530,644
Add:
Preferred stock dividends	-		-		-		-		-		-
Combined fixed charges and preferred stock dividends	$6,329,486		$7,041,520		$5,283,337		$3,956,818		$3,780,233		$3,530,644
Ratio of earnings to fixed charges	3.03	x	3.61	x	3.67	x	4.47	x	2.18	x	3.78	x